FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-02

Sent:  Wednesday, September 14, 2016 11:20 AM
Subject:  GSMS 2016-GS3 -- New Issue Announcement (Public)(external)

GSMS 2016-GS3 -- New Issue Announcement (Public)(external)

$940.137mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman, Sachs & Co.

Co-Managers:  Academy Securities, Inc., Citigroup and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	28.475	2.54	30.000%	39.0%	16.9%
A-2	Aaa(sf)/AAAsf/AAA(sf)	77.052	4.36	30.000%	39.0%	16.9%
A-3	Aaa(sf)/AAAsf/AAA(sf)	265.000	9.62	30.000%	39.0%	16.9%
A-4	Aaa(sf)/AAAsf/AAA(sf)	320.243	9.90	30.000%	39.0%	16.9%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	57.066	6.95	30.000%	39.0%	16.9%
A-S	Aa2(sf)/AAAsf/AAA(sf)	93.480	9.94	21.250%	43.9%	15.0%
B	A1(sf)/AA-sf/AA(sf)	53.417	9.94	16.250%	46.6%	14.1%
C	NR/A-sf/A(sf)	45.404	9.94	12.000%	49.0%	13.4%

Collateral Summary

Initial Pool Balance:	$1,068.339mm
Number of Mortgage Loans:	34
Number of Mortgaged Properties:	152
Average Cut-off Date Mortgage Loan Balance:	$31.422mm
Weighted Average Mortgage Interest Rate:	4.0217%
Weighted Average Remaining Term to Maturity (months):	114
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	55.7%
Weighted Average Maturity Date LTV Ratio:	48.8%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.49x
Weighted Average Debt Yield on Underwritten NOI:	11.8%
% of Mortgage Loans with Mezzanine Debt:	23.5%
% of Mortgage Loans with Subordinate Debt:	23.5%
% of Mortgaged Properties with Single Tenants:	11.6%

Property Type:	32.7% Retail, 26.0% Office, 14.3% Hospitality, 13.7% Industrial, 11.8% Multifamily, 1.5% Mixed Use

Top 5 States:	17.0% CA, 12.9% TX, 10.7% TN, 10.1% NY, 9.3% IL

Anticipated Timing

Global Investor Call:	Thursday, September 15th
Anticipated Pricing:	Week of September 19th
Anticipated Closing:	Friday, September 30th

Global Investor Call Details

Date:	Thursday, September 15th
Time:	2:00PM ET
Int’l Toll Free:	888-262-8943
Passcode:	780085

Roadshow Schedule

Thursday, September 15th

Hartford, CT - Breakfast Meeting

- Max Downtown

- 185 Asylum St, Hartford, CT

- 8:00AM ET

Boston, MA – Lunch Meeting

- Boston Harbor Hotel (John Adams Salon)

- 70 Rowes Wharf, Boston, MA

- 12:30PM ET

Friday, September 16th

Minneapolis, MN - Breakfast Meeting

- The Marquette Hotel (Minnesota River Room)

- 710 Marquette Ave, Minneapolis, MN

- 8:00AM CT

Preliminary Offering Materials

Annex A

Term Sheet

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.